Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
February 7, 2011
Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
Re:	Registration Statement on Form S-1 (Registration No. 333-171827) filed by Molycorp, Inc.
Ladies and Gentlemen:
     We are acting as counsel for Molycorp, Inc., a Delaware corporation (the “Company”), in connection with (a) the offering and sale by the Company of up to 1,500,000 shares of the Company’s Series A Mandatory Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), and in connection with the registration and issuance of the (i) Series A Preferred Stock, (ii) underlying shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), initially issuable upon conversion of the shares of Series A Preferred Stock (the “Underlying Stock”) and (iii) shares of Common Stock issuable, at the election of the Company and in accordance with the terms of the Series A Preferred Stock, in payment of dividends (the “Dividends”) in respect of the Series A Preferred Stock (the “Dividend Stock”), pursuant to the Preferred Stock Underwriting Agreement (the “Preferred Stock Underwriting Agreement”) proposed to be entered into among the Company and J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, acting as the representatives of the several underwriters to be named in Schedule I thereto (the “Preferred Stock Underwriters”), and (b) the offering and sale by certain stockholders of the Company (the “Selling Stockholders”) of up to 15,525,000 shares of Common Stock (the “Selling Stockholder Shares”) pursuant to the Common Stock Underwriting Agreement (the “Common Stock Underwriting Agreement”) proposed to be entered into among the Company, the Selling Stockholders and J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, acting as the representatives of the several underwriters to be named in Schedule III thereto. The Series A Preferred Stock, the Underlying Stock, the Dividend Stock and the Selling Stockholder Shares are collectively referred to herein as the “Securities.”
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:
1.	The Series A Preferred Stock has been authorized by all necessary corporate action of the Company and, when issued and delivered to the Preferred Stock

Underwriters pursuant to the terms of the Preferred Stock Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.	The Underlying Stock initially issuable upon conversion of the Series A Preferred Stock has been authorized by all necessary corporate action of the Company and, when issued and delivered upon conversion of the Series A Preferred Stock pursuant to the terms and conditions of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

3.	Upon Dividends being declared by all necessary corporate action of the Company out of funds legally available therefor, the Dividend Stock, when issued pursuant to such declaration and the terms and conditions of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

4.	The Selling Stockholder Shares have been validly issued and are fully paid and nonassessable.
     In rendering foregoing opinions, we have assumed that: (a) the Registration Statement on Form S-1 (No. 333-171827) (the “Registration Statement”) filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”), and any amendments thereto, will have become effective under the Act; (b) each of the Preferred Stock Underwriting Agreement and the Common Stock Underwriting Agreement will have been executed and delivered by the parties thereto; (c) the resolutions authorizing the Company to issue, offer and sell the Securities as adopted by the Company’s board of directors (or an authorized committee thereof) will be in full force and effect at all times at which the Securities are issued, offered or sold by the Company; (d) the definitive terms of the Series A Preferred Stock will have been established in accordance with the authorizing resolutions adopted by the Company’s board of directors (or an authorized committee thereof), the Company’s amended and restated certificate of incorporation and applicable law; and (d) the Securities will have been authorized and reserved for issuance, in each case within the limits of the then-remaining authorized but unissued and unreserved amounts of such Securities.
     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day